Exhibit n.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Prospectus Supplement to Prospectus dated May 9, 2017 on Form 497 of our report dated March 16, 2018 relating to the consolidated financial statements of GSV Capital Corp. and our report dated March 16, 2018 relating to the effectiveness of internal control over financial reporting of GSV Capital Corp., appearing in the Prospectus Supplement, which is part of such Registration Statement.

We also consent to the references to us under the headings “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

March 23, 2018